As filed with the Securities and Exchange Commission on March 23, 2022

Registration No. 333-222734

Registration No. 333-206326

Registration No. 333-190796

Registration No. 333-176476

Registration No. 333-232879

Registration No. 333-143590

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 2 to Form S-8 Registration Statement No. 333-222734

Post-Effective Amendment No. 2 to Form S-8 Registration Statement No. 333-206326

Post-Effective Amendment No. 2 to Form S-8 Registration Statement No. 333-190796

Post-Effective Amendment No. 2 to Form S-8 Registration Statement No. 333-176476

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-232879

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-143590

Under

The Securities Act of 1933

BIODELIVERY SCIENCES INTERNATIONAL, INC. (Exact name of registrant as specified in its charter)

Delaware	35-2089858
(State or other jurisdiction of incorporation or organization) 4131 ParkLake Ave., Suite 225, Raleigh, NC, 27612 (Address of Principal Executive Offices)	(I.R.S. Employer Identification No.)

BioDelivery Sciences International, Inc. Amended and Restated 2001 Incentive Plan (as amended)

BioDelivery Sciences International, Inc. 2011 Equity Incentive Plan (as amended)

BioDelivery Sciences International, Inc. 2019 Stock Option and Incentive Plan

(Full title of the plan)

Joseph Ciaffoni

President and Chief Executive Officer
Collegium Pharmaceutical, Inc.

100 Technology Center Drive, Suite 300

Stoughton, Massachusetts 02072

(781) 713-3699

(Name, address and telephone number,

including area code, of agent for service)

Copies To:

Shirley R. Kuhlmann, Esq.

Executive Vice President and General Counsel

100 Technology Center Drive, Suite 300

Stoughton, MA 02072

(781) 713-3699

and

Jennifer L. Porter, Esq.

Troutman Pepper Hamilton Sanders LLP

3000 Two Logan Square

Eighteenth and Arch Streets

Philadelphia, PA 19103

(215) 981-4000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and "emerging growth company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

Deregistration of Unsold Shares

This Post-Effective Amendment relates to the following Registration Statements on Form S-8 (each, a “Registration Statement” and collectively, the “Registration Statements”), previously filed by BioDelivery Sciences International, Inc., a Delaware corporation (the “Company”), with the U.S. Securities and Exchange Commission (the “SEC”):

•	Registration Statement on Form S-8 (File No. 333-232879), originally filed with the SEC on July 29, 2019, pertaining to the registration of 14,000,000 shares of the Company’s common stock, $0.001 par value (the “Shares”) under the Company’s 2019 Stock Option and Incentive Plan.

•	Registration Statement on Form S-8 (File No. 333-222734), originally filed with the SEC on January 26, 2018, pertaining to the registration of (i) 7,100,000 Shares under the Company’s 2011 Equity Incentive Plan, as amended and (ii) the reoffer and resale of up to 15,854,707 Shares by certain selling stockholders (which shall be deemed a post-effective amendment to the Company’s Registration Statement on Form S-8 (File No. 333-206326)).

•	Registration Statement on Form S-8 (File No. 333-206326), originally filed with the SEC on August 12, 2015, pertaining to the registration of (i) 4,722,860 Shares under the Company’s 2011 Equity Incentive Plan, as amended and (ii) the reoffer and resale of up to 7,795,386 Shares by certain selling stockholders (which shall be deemed a post-effective amendment to the Company’s Registration Statement on Form S-8 (File No. 333-190796)).

•	Registration Statement on Form S-8 (File No. 333-190796), originally filed with the SEC on August 23, 2013, pertaining to the registration of (i) 2,600,000 Shares under the Company’s 2011 Equity Incentive Plan, as amended and (ii) the reoffer and resale of up to 6,327,140 Shares by certain selling stockholders (which shall be deemed a post-effective amendment to the Company’s Registration Statement on Form S-8 (File No. 333-176476)).

•	Registration Statement on Form S-8 (File No. 333-176476), originally filed with the SEC on August 24, 2011, pertaining to the registration of (i) 1,821,179 Shares under the Company’s Amended and Restated 2001 Incentive Plan, (ii) 4,200,000 Shares under the Company’s 2011 Equity Incentive Plan, as amended, and (iii) the reoffer and resale of up to 3,057,315 Shares by certain selling stockholders (which shall be deemed a post-effective amendment to the Company’s Registration Statement on Form S-8 (File No. 333-143590)).

•	Registration Statement on Form S-8 (File No. 333-143590), originally filed with the SEC on June 8, 2007, pertaining to the registration of (i) 3,500,000 Shares under the Company’s Amended and Restated 2001 Incentive Plan and (ii) the reoffer and resale of up to 3,500,00 Shares by certain selling stockholders.

On March 22, 2022, pursuant to that certain Agreement and Plan of Merger, dated as of February 14, 2022, by and among the Company, Collegium Pharmaceutical, Inc., a Virginia corporation (“Parent”) and Bristol Acquisition Company Inc., a Delaware corporation and wholly owned subsidiary of Parent (“Purchaser”), Purchaser merged with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly owned subsidiary of Parent.

As a result of the Merger, the Company has terminated any and all offerings of the Company’s securities pursuant to its existing registration statements under the Securities Act of 1933, as amended, including the Registration Statements. In accordance with undertakings made by the Company in the Registration Statements to remove from registration, by means of a post-effective amendment, any securities that had been registered for issuance that remain unsold or not yet issued at the termination of the offering, the Company hereby removes from registration all such securities of the Company registered pursuant to the Registration Statements that remain unsold or not yet issued as of the date hereof. Each Registration Statement is hereby amended, as appropriate, to reflect the deregistration of such securities.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Stoughton, State of Massachusetts, on March 23, 2022.

BIODELIVERY SCIENCES INTERNATIONAL, INC.

March 23, 2022	By: /s/ Joseph Ciaffoni
Joseph Ciaffoni
President and Chief Executive Officer

No other person is required to sign these Post-Effective Amendments in reliance upon Rule 478 under the Securities Act of 1933, as amended.